                                                                  Exhibit 4.1

                                                                  Conformed copy

                               Dated 11 March 2001

                            Williams Security Limited

                                     - and -

                           Baltimore Technologies plc

                                     - and -

                                    Chubb plc

                                    Agreement

                                 - relating to -

           The sale and purchase of the entire issued share capital of
                       Chubb Information Security limited

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                                    Contents

Clause
                                                                         Page No
                                                                         -------
1.    Interpretation                                                         1

2.    Sale and purchase of the Shares                                        4

3.    Consideration                                                          4

4.    Completion                                                             4

5.    Pre-Completion matters                                                 6

6.    Intellectual Property                                                  8

7.    Retention                                                              8

8.    Warranties                                                             9

9.    Limitation on claims                                                   9

10.   Employees and Pensions                                                11

10A   Licence to store and maintain SMC Rack                                12

10B   15 Wheeler Gate, Nottingham                                           13

10D   VAT                                                                   13

11.   Confidentiality and announcements                                     15

12.   Further assurance and availability of information                     15

13.   Interest                                                              15

14.   Continuing obligations and assignment                                 15

15.   Costs                                                                 15

16.   Notices                                                               15

17.   Severability                                                          16

18.   Entire agreement and variation                                        16

19.   General provisions                                                    16

20.   Guarantee                                                             17

21.   Governing law and jurisdiction                                        17

Schedule I                                                                  19

      The Company                                                           19

Schedule II                                                                 20

      The Properties                                                        20

Schedule III                                                                21

      Employees                                                             21

Schedule IV                                                                 22

      Warranties                                                            22

Schedule V                                                                  27

      Form of deed of covenant                                              27

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                                     - ii -

Agreed form documents:

Form of resignation of directors/secretary 4.3(e)
Power of attorney in relation to the Shares 4.3(h)
Trade Mark Licence Agreement 4.3(i)
Secondment Agreement 4.3(k)

This Agreement is made the 11th day of March 2001

Between:

(1) Williams Security Limited, a company registered in England and Wales under number 2985115 whose registered office is at Pentagon House, Sir Frank Whittle Road, Derby DE21 4XA, United Kingdom, facsimile number: 01332 387066 (the "Seller");

(2) Baltimore Technologies plc a company registered in England and Wales under number 2643615 whose registered office is at The Square, Basing View, Basingstoke, Hampshire RG21 4EG, United Kingdom, facsimile number: 01256 812 901 (the "Purchaser"); and

(3) Chubb plc a company registered in England and Wales under number 4034666 whose registered office is at Pentagon House, Sir Frank Whittle Road, Derby DE21 4XA, United Kingdom, facsimile number: 01332 387066 (the "Guarantor").

Recitals:

(A) Chubb Information Security Limited is a company registered in England and Wales under number 3904130 whose registered office is at Pentagon House, Sir Frank Whittle Road, Derby DE21 4XA, United Kingdom (the "Company"). At the date hereof the Company has an authorised share capital of (pound)10,000,000 divided into 10,000,000 ordinary shares of (pound)1 each, of whicH 6,730,000 shares have been allotted and issued and are fully paid. Further particulars of the Company are set out in Schedule I.

(B)  The Seller is the beneficial owner of the Shares.

(C) The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on and subject to the terms of this Agreement.

It is agreed:

1.   Interpretation

1.1 In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings respectively set opposite them.

     "Accounts" means the management accounts of the Company as at and for the period ended on the Balance Sheet Date, initialled for the purpose of identification by or on behalf of the parties;

     "Balance Sheet Date" means 23 February 2001;

     "Business" means all of the business of the Company and all of the business of the Seller or any member of the Seller's Group consisting of the provision of the services set out in Schedule 1 of the Trade Mark Licence Agreement;

     "Business Day" means any day (except any Saturday or Sunday or a public holiday) on which banks in the City of London are open for business;

     "Business Plan" means the Chubb Information Security Limited Business Plan set out at Volume 1, document 18 on the Data Room Index (as defined in clause 8 of this Agreement);

     "Chubb Marks" means any trade mark or name which includes the word "Chubb" or the "C" logo;

     "Company" has the meaning given in Recital (A);

     "Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

     "Completion Date" means 27 April 2001;

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                                      - 2 -

     "Demised Premises" means the premises described in clause 1(d) of the Lease;

     "Deed of Covenant" means a deed in the form set out in Schedule V;

     "Disclosure Letter" means the letter of the same date as this Agreement from the Seller to the Purchaser referred to in clause 8.2 and which includes, for the avoidance of doubt, all the documents delivered to the Purchaser with that letter;

     "Employees" means the persons listed in Schedule III;

     "Employment Statutes" means all legislation (whether of the United Kingdom, any part thereof, Canada or elsewhere), including without limitation the Treaty establishing the European Community and any directives made under the authority of that Treaty, relating in any way to the employment of employees or other workers (whether individually or collectively) or the terms on which they are employed and including, for the avoidance of doubt, any such legislation relating to health and safety;

     "Environment" means air (including, without limitation, air within buildings and natural or man made structures above or below ground), water and land;

     "Environmental Laws" means all applicable laws (including common law) whether of the United Kingdom or any part thereof, relating to pollution or protection of the Environment or human health and safety and in force and binding upon the Company at the date of this Agreement, including laws relating to emissions, seepages, spillages, discharges, escapes, releases or threatened escapes or releases of pollutants, contaminants, chemicals or toxic or hazardous substances, wastes, materials or noise into the Environment or otherwise relating to the manufacture, processing, distribution, use, keeping, treatment, disposal, deposit, storage, transport or handling of the same;

     "ICTA 1988" means the Income and Corporation Taxes Act 1988;

     "Intellectual Property" means patents (including supplementary protection certificates), trade marks, service marks, registered designs, utility models, design rights, topography rights, copyrights, inventions, trade secrets and other confidential information, know-how, business or trade names and all other intellectual property and neighbouring rights and rights of a similar or corresponding character in any part of the world (whether or not the same are registered or capable of registration) and all applications and rights to apply for or for the protection of any of the foregoing;

     "Inter-Company Debt" means inter-company debt owed by the Company to any company in the Seller's Group;

     "Lease" means the lease of the Demised Premises detailed in Schedule II between Southern Water Services Limited and Security Monitoring Centres Limited dated 24 December 1997 as amended by the Licence to Assign and Deed of Variation between Southern Water Services Limited, Security Monitoring Centres Limited and the Company dated 20 February 2001;

     "Licence Period" shall mean the period from the date of this Agreement until the expiry of the Lease (howsoever determined);

     "Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

     "Property" means the Company's leasehold interest in the Demised Premises in terms of the Lease, which interest is detailed in Schedule II;

     "Purchaser's Solicitors" Lovells of 65 Holborn Viaduct, London EC1A 2DY;

     "Recharged Expenditure" means an amount of up to (pound)1,850,000 (exclusive of VAT) represeNTING costs incurred by the Seller's Group in connection with the Business which, the Purchaser acknowledges, may be recharged to the Company prior to Completion

     (provided that any amounts charged by the New Invoices as defined in clause 10D.6 shall not be Recharged Expenditure);

     "Recharged Inter-Company Debt" means an amount of up to (pound)1.85 million (exclusive of VAT) WHICH is the inter-company debt owed by the Company to companies within the Seller's Group as a result of the recharge to the Company of the Recharged Expenditure provided that amounts due in respect of VAT shall not be Recharged Inter-Company Debt (thus meaning that the maximum amount of Recharged Inter-Company Debt is (pound)1.85 million);

     "Retention" means (pound)300,000, to be retained from the consideration and dealt with in accorDANCE with the provisions of clause 7;

     "Retention Account" means the bank account referred to in clause 7.1;

     "Seller's Group" means the Guarantor and its subsidiaries from time to time;

     "Seller's Pension Schemes" means the Chubb Security Pension Fund currently constituted under a trust deed dated 15 May 1980 (as amended) and the Chubb Pension Plan currently constituted under a trust deed dated 24 April 1996 (as amended);

     "Seller's Solicitors" Slaughter and May of 35 Basinghall Street, London EC2V 5DB;

     "Shares" means the entire issued share capital of the Company, being 6,730,000 ordinary shares of (pound)1 each;

     "SMC Rack" shall mean the Equipment Racks and Sainsburys Receiving Equipment owned or used by the Seller's Group and all or any part of such equipment and such other equipment as the parties acting reasonably may agree;

     "Stock Exchange" means London Stock Exchange plc;

     "Trade Mark Licence Agreement" means the agreement in the agreed terms between Chubb International Holdings Limited as licensor and the Company as licensee; and

     "Warranties" means the warranties set out in Schedule IV.

1.2  In this Agreement, unless the context otherwise requires:

     (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

     (b) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

     (c) references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

     (d) references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made from time to time under it;

     (e) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

     (f) references to the one gender include all genders, and references to the singular include the plural and vice versa;

     (g) any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

     (h) headings are inserted for convenience only and shall be ignored in construing this Agreement; and

     (i) the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985 as amended by the Companies Act 1989.

1.3  The Recitals and Schedules to this Agreement form part of it.

1.4 Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.   Sale and purchase of the Shares

2.1 On and subject to the terms of this Agreement, the Seller shall sell with full title guarantee the Shares and the Purchaser shall purchase the Shares on and with effect from Completion, in each case free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

3.   Consideration

     The total consideration payable by the Purchaser to the Seller shall, subject to adjustment in accordance with this Agreement, be the sum of (pound)5,150,000 less an amount equal to the RechARGED Inter-Company Debt. The total consideration payable by the Purchaser shall be satisfied by:

     (a) the payment to the Seller, on Completion, of the sum of (pound)4,850,000 less an amount equal to THE Recharged Inter-Company Debt in cash in accordance with clause 4; and

     (b)  the payment of the Retention in accordance with clause 7.

4.   Completion

4.1 Completion shall take place at the offices of the Purchaser's Solicitors on the Completion Date or at such other place and/or on such earlier date as may be agreed between the parties.

4.2 On or before Completion the Seller shall procure and the Purchaser shall permit that:

     (a) all loans and debts due to the Company from, and all loans and debts due from the Company to, the Seller and every other company in the Seller's Group (other than the Recharged Inter-Company Debt and any amounts due in respect of VAT as referred to in clause 10D.6 and 10D.7) shall be repaid or paid in full;

     (b) all loans due to the Company from, and all loans due from the Company to, directors or employees of the Company shall be repaid in full;

     (c) all salaries, directors' fees, expenses and bonuses (if any) of all directors and employees of the Company, save for any amounts specifically detailed in the Disclosure Letter, shall be paid up to the Completion Date including any pro-rated amounts for the period up to the Completion Date.

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                                      - 5 -

4.3  On Completion the Seller shall cause to be delivered to the Purchaser:

     (a) a duly executed transfer of the Shares by the registered holder thereof in favour of the Purchaser (or as it may direct) together with the share certificate relating to such shares;

     (b) such other documents (including any power of attorney under which any document required to be delivered under this clause has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as holder of the Shares;

     (c) the common seal, certificate of incorporation, certificates of incorporation on change of name and statutory books of the Company;

     (d)  the Deed of Covenant duly executed by the Guarantor;

     (e) written letters of resignation (with effect from the end of the relevant board meeting referred to in clause 4.4) from all directors and the secretary of the Company (except for Andrew Michael Burton), resigning from their respective offices and employments with the Company;

     (f) an unqualified letter of resignation from the auditors of the Company complying in all respects with the requirements of sections 392 and 394 Companies Act 1985, accompanied by a written confirmation that such auditors have no claims for unpaid fees or expenses.

     (g)  the Lease;

     (h) an irrevocable power of attorney in the agreed terms executed by the holder of the Shares in favour of the Purchaser appointing the Purchaser to be its or his lawful attorney in respect of the Shares with effect from Completion;

     (i) the Trade Mark Licence Agreement duly executed by the Company as licensee and Chubb International Holdings Limited as licensor;

     (j) duly executed employment agreements, in the agreed terms, between the Employees and the Company;

     (k)  the duly executed secondment agreement in the agreed terms;

     (l) certified minutes of the meetings of the board of directors of the Seller, the Guarantor and Chubb International Holdings Limited approving the transactions contained in this Agreement to which they are party and the documents referred to herein and authorising the execution thereof by the Seller, the Guarantor and Chubb International Holdings Limited (as the case may be); and

     (m)  a VAT invoice for the Recharged Expenditure addressed to the Company.

4.4 On Completion the Seller shall cause a Board Meeting of the Company to be duly convened and held (or a written resolution of the board to be passed) at which:

     (a) the said transfer of the Shares shall be approved for registration (subject only to the transfer being duly stamped at the cost of the Purchaser);

     (b) Paul Sanders and Simon Enoch shall be appointed directors, and Simon Enoch shall be appointed secretary, of the Company (within the maximum number, if any, permitted under its Articles of Association);

     (c) the Deed of Covenant, the Trade Mark Licence Agreement and the secondment agreement referred to in clause 4.3(d), (i) and (k), shall be approved by the Company;

     (d) the registered office of the Company shall be changed to Building 1310, Arlington Business Park, Theale, Berkshire RG7 4SA, United Kingdom; and

     (e)  Messrs KPMG Audit plc shall be appointed auditors to the Company.

4.5 On Completion the Purchaser shall, following compliance by the Seller with the foregoing provisions:

     (a)  in consideration for the Shares:

          (i) pay the sum of (pound)4,850,000 less an amount equal to the Recharged Inter-Company Debt intO THE account of Chubb Group Limited at Barclays Bank PLC, Sort Code 20 25 85, account number 70923540;

          (ii) pay into the Retention Account (in accordance with the provisions of clause 7) the sum of (pound)300,000;

     (b) procure the repayment by the Company of the Recharged Inter-Company Debt to the relevant members of the Seller's Group; and

     (c) deliver to the Seller's Solicitors the Deed of Covenant, the Trade Mark Licence Agreement, secondment agreement and certified minutes of the Purchaser approving the transactions contained in this Agreement to which it is party and the documents referred to herein and authorising the execution thereof by the Purchaser.

4.6 As soon as is practicable following Completion the Seller shall procure the release of the Company from any guarantee or other obligation of any nature undertaken by it securing or otherwise in respect of the obligations of the Seller and pending such release shall indemnify each of the Purchaser and the Company against any liability, loss, claim or expense whatsoever or other obligation to the extent that such liability, loss, claim or expenses arises or is suffered on or after the date hereof.

5.   Pre-Completion matters

5.1 Subject to clause 5.3, pending Completion the Seller shall use its reasonable endeavours to procure that, save with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

     (a) the Business will be carried on in the ordinary and usual course and that the Company will comply, in all material respects, with all applicable laws and will maintain all material licences, consents and authorisations of any nature whatsoever (public or private) which are necessary to carry on the business of the Company from time to time;

     (b) the Purchaser will be kept informed of all material matters relating to the business, assets and affairs of the Company;

     (c) the Demised Premises are maintained in a state of repair and condition as is consistent with the provisions of the Lease;

     (d) if so requested by the Purchaser, the Company will enforce, or procure to be enforced, to their full extent, the obligations of employees or directors of the Company (whether under their employment contracts or otherwise);

     (e) the Company will keep proper accounting records and in them make true and complete entries of all dealings and transactions in relation to its businesses;

     (f) the Purchaser and its representatives will be afforded reasonable access to the Property, all employees, directors, officers and advisers of the Company and all documents, books and records held or maintained by the Company or held or maintained by the Seller or any of its advisers relating thereto; and

     (g) the Company will remain at its present location at Chubb House, Staines Road West, Sunbury-upon-Thames, Middlesex TW16 7AR, United Kingdom.

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                                      - 7 -

5.2 Subject to clause 5.3, without prejudice to the provisions of clause 5.1, pending Completion the Seller shall use its reasonable endeavours to procure that none of the following matters will occur or be undertaken without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

     (a) the modification of any of the rights attached to any shares in the Company or the creation or issue of any shares or the grant or agreement to grant any option over any shares or uncalled capital of the Company or the issue of any obligations convertible into shares;

     (b) the capitalisation or repayment of any amount standing to the credit of any reserve of the Company or the redemption or purchase of any shares or any other reorganisation of the share capital of the Company;

     (c) the admission of any person (howsoever occurring) as a member of the Company by the transfer or approval of the transfer of the Shares;

     (d) the sale or disposal of, or the grant or termination of any rights in respect of, any material part of the undertaking or the assets of the Company;

     (e) the declaration, payment or other making by the Company of any dividend or other distribution;

     (f) the passing of any resolution by the members of the Company, including any alteration to the Memorandum or Articles of Association of the Company;

     (g) the giving by the Company of any guarantee or indemnity under which the Company's potential liability, whether as principal or surety, exceeds (pound)50,000;

     (h) the making of any capital commitment by the Company in excess of (pound)100,000 or of capiTAL commitments of any amount which total in aggregate (pound)100,000; (i) the acquisition by the Company of any shares of any other company or the participation by the Company in any partnership, consortium, association or joint venture;

     (j) the borrowing of any money or acceptance of any financial facility by the Company or the making or granting of any loan or any financial facility in each case where the amount involved exceeds (pound)50,000;

     (k) the creation or issue or allowing to come into being of any mortgage, charge or other security interest upon or over any part of the property of assets or uncalled capital of the Company or the creation or issue of any debenture or debenture stock or the obtaining of any advance or credit in any form, other than normal trade credit;

     (l) the employment or dismissal or any material change in the remuneration or terms of employment of any director or employee of the Company;

     (m) the entry into, termination, material amendment or material variation of any contract, transaction or arrangement by the Company to which it is or would be a party including, without limitation, all material arrangements for which material contracts in draft form, heads of terms, or other pre-contractual documentation or correspondence exists; or

     (n)  the commencement of any litigation by the Company.

5.3 Notwithstanding the provisions of clauses 5.1 and 5.2, the Purchaser acknowledges and agrees that prior to Completion the Seller may procure that the Recharged Expenditure is recharged to the Company, and such action shall not constitute a breach of this Agreement or give rise to any claim by the Purchaser under this Agreement whatsoever.

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                                      - 8 -

6.   Intellectual Property

6.1 In the event that the Seller discovers that the Company owns any Intellectual Property which has, in the eighteen months prior to Completion, been used exclusively by a member of the Seller's Group other than in connection with the Business or any trade mark application or registration for any of the Chubb Marks, the Purchaser agrees to procure that such Intellectual Property or such application or registration is transferred to the Seller or a company nominated by the Seller for nominal consideration.

6.2 In the event that the Purchaser discovers that the Seller or a member of the Seller's Group owns any Intellectual Property (except for the Chubb Marks) which has, in the eighteen months prior to Completion, been used in the Business exclusively by the Company the Seller agrees to procure that such Intellectual Property is transferred to the Company for nominal consideration.

6.3 The Purchaser shall, with effect from Completion, procure the grant to the Seller of a non-exclusive, perpetual, worldwide, assignable, irrevocable, royalty-free licence (with the right to sub-licence) to use any Intellectual Property owned by the Company which has been used (but not exclusively) in the twelve months prior to Completion by a member of the Seller's Group.

6.4 The Seller shall, with effect from Completion, procure the grant to the Company of a non-exclusive, perpetual, worldwide, assignable, irrevocable, royalty-free licence (with the right to sub-licence) to use any Intellectual Property (except for the Chubb Marks) owned by a member of the Seller's Group which has been used (but not exclusively) in the twelve months prior to Completion in the Business.

7.   Retention

7.1 The Retention shall be paid into a designated interest-bearing account with National Westminster Bank PLC, in the joint names of the Seller's Solicitors and the Purchaser's Solicitors (the "Retention Account") on Completion and the Retention (together with interest accrued thereon) shall be applied in accordance with the provisions of this clause. The instructions given to National Westminster Bank PLC on the setting up of the Retention Account shall include an instruction that no sums may be released from the Retention Account at any time without the authority of the Purchaser's Solicitors and the Seller's Solicitors.

7.2 If the Purchaser has not notified the Seller of any claim under this Agreement, together with an estimate of the maximum aggregate amount of such claim, on or before 30 September 2001, the parties shall procure that the Retention (together with accrued interest thereon) shall be released in full to the Seller on the Business Day next following that date.

7.3 If the Purchaser has notified the Seller of a claim or claims under this Agreement, together with an estimate of the maximum aggregate amount of such claim, on or before 30 September 2001, the parties shall procure that the amount by which the Retention exceeds the estimated maximum aggregate amount of such claim(s) shall be paid out of the Retention to the Seller on the first Business Day after 30 September 2001.

7.4 If any such claim(s) are not admitted by the Seller, the Retention (or the balance remaining after any interim distribution made under clause 7.3 and all interest accrued thereon shall be held in the Retention Account until such claim(s) are finally settled or otherwise determined.

7.5 Upon the final settlement or determination of such claim(s), the parties shall procure that the Retention (or the balance thereof) and all interest accrued thereon shall be forthwith applied in or towards the discharge of the amount(s) agreed or determined to be payable to the Purchaser in respect of such claim(s) and the residue (if any) including any interest remaining after the discharge of such claim(s) shall be released to the Seller.

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                                      - 9 -

7.6 The Seller and the Purchaser shall promptly give to the Seller's Solicitors and the Purchaser's Solicitors respectively all such written instructions as shall be necessary to give effect to the provisions of this clause.

7.7 All costs in connection with the Retention Account shall be borne by the Purchaser.

8.   Warranties

8.1 The Seller hereby warrants to the Purchaser as at the date hereof in the terms of the Warranties.

8.2 The Warranties are given subject to any fact, matter or circumstance disclosed in the Disclosure Letter or in the documents, whether in electronic form or otherwise, in the data room (which documents are comprised in a bundle initialled for the purpose of identification on behalf of the Purchaser and the Seller and listed in the Data Room Index which forms Schedule Two to the Disclosure Letter (the "Data Room Index")) or in the additional documents included as Schedule Three to the Disclosure Letter.

8.3  Each of the Warranties set out in each paragraph and each paragraph of
     Schedule IV shall be separate and independent and shall not (unless stated otherwise) be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

8.4 Where any statement set out in Schedule IV is expressed to be given or made to the best of the Seller's knowledge or is qualified by reference to the Seller's awareness or is qualified in some other manner having substantially the same effect, such statement shall mean the actual knowledge of Roy Brown (Divisional Finance Director of the Parent), having made reasonable enquiries of Andrew Burton (Chief Executive Officer of the Company) and Ian Stephens (Finance Director of the Company)).

8.5 The Seller agrees with the Purchaser for itself and as trustee for the Company and their respective officers and employees that (except in the case of fraud) it will not exercise any of its rights, remedies or claims which it has or may have in respect of any misrepresentation in or omissions from any information or advice supplied or given by the Company or its officers, employees or agents and on which the Seller has relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and/or the documents referred to herein.

9.   Limitation on claims

9.1 (a) Notwithstanding anything in this Agreement to the contrary, the provisions of this clause 9 shall operate to limit the liability of the Seller in respect of any claim by the Purchaser for any breach of or inaccuracy in the Warranties.

     (b) The Seller shall have no liability in respect of any breach of any of the Warranties unless the Purchaser has served on the Seller a written notice on or before 30 September 2001 giving full details of the claim including the Purchaser's best estimate of the amount of the Seller's liability in respect thereof.

     (c) The liability of the Seller in respect of any claim by the Purchaser for any breach of, or inaccuracy in, the Warranties shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

9.2 No claim shall be made in respect of any breach of any of the Warranties or indemnities in this Agreement (each a "Warranty Claim"):

     (a) where the liability for any individual claim (or what would be such liability apart from this paragraph) is less than (pound)25,000; and

     (b) unless the aggregate amount of all such claims in excess of (pound)25,000 exceeds (pound)100,000 PROVIDED that if such aggregate amount does exceed (pound)100,000, the Seller's liability shaLL BE limited to the amount by which such aggregate amount exceeds (pound)100,000.

9.3 The total aggregate amount of the Seller's liability in respect of any Warranty Claim or Claims, or otherwise under or in connection with this Agreement shall be (in the absence of fraud) limited to and shall in no event exceed (pound)300,000.

9.4 If, in respect of any matter which would give rise to a Warranty Claim the Purchaser or a member of the Purchaser's group (including the Company) (the "Beneficiary") is entitled to claim under any existing policy of insurance in respect of which the Company is the insured person then no such matter shall be the subject of a Warranty Claim unless and until the Beneficiary shall have made a claim against the relevant insurer and any amount recovered under such insurance policy (or which could have been recovered had such policies been maintained) shall then reduce by the amount recovered or extinguish any such Warranty Claim.

9.5 Where the Purchaser or the Beneficiary is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties or under or in connection with this Agreement, the Beneficiary shall undertake all reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller) and, in the event that the Beneficiary shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount recovered.

9.6 If the Seller pays at any time to a Beneficiary an amount pursuant to a claim in respect of the Warranties or under or in connection with this Agreement and the Beneficiary subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Beneficiary shall take all reasonable steps to enforce such recovery, and shall forthwith, following such recovery, repay to the Seller so much of the amount paid by the Seller to the Beneficiary as does not exceed the sum actually recovered from such other person.

9.7  If any amount is repaid to the Seller by a Beneficiary pursuant to clause
     9.6 above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of calculating the Seller's total aggregate liability under this clause 9.

9.8 (a) The Purchaser shall or shall procure that, upon a Beneficiary becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Warranties or under or in connection with this Agreement, the Beneficiary shall:

          (i) as soon as reasonably practicable, notify the Seller by written notice as soon as it appears to the Purchaser that the Seller is or may become liable under the Warranties or under or in connection with this Agreement for any assessment or claim of a third party received by or coming to the notice of the Purchaser;

          (ii) subject to the Seller indemnifying the Beneficiary to its reasonable satisfaction against any liability, costs, damages or expenses which may be incurred thereby, take such reasonable action and give such information and access to personnel, premises, chattels, documents and records to the Seller and their professional advisers as the Seller may reasonably request;

          (iii) at the request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may reasonably deem appropriate in connection with any such assessment or claim in the name of the Beneficiary and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as the Seller may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall, at the Seller's expense, instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Beneficiary, as appropriate, but to act in accordance with the Seller's sole instructions;

          (iv) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller; and

          (v) take all reasonable action to mitigate any loss suffered by the Beneficiary in respect of which a claim could be made under the Warranties.

     (b) In any event, the Seller shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim and shall notify the Purchaser of its decision so to settle such assessment or claim.

9.9 (a) The only Warranties given in respect of Intellectual Property or hardware or agreements relating thereto are those contained in paragraph I of Schedule IV and none of the other Warranties shall be deemed to be given in relation to Intellectual Property or hardware or agreements relating thereto.

     (b) The only Warranties given in respect of employment matters or agreements relating thereto are those contained in paragraph L of
          Schedule IV and none of the other Warranties shall be deemed to be given in relation to employment matters or agreements relating thereto.

     (c) The only Warranties given in respect of pensions arrangements or agreements relating thereto are those contained in paragraph M of
          Schedule IV and none of the other Warranties shall be deemed to be given in relation to pensions arrangements or agreements relating thereto.

     (d) The only Warranties given in respect of property related matters or agreements relating thereto are those contained in paragraph F of
          Schedule IV and none of the other Warranties shall be deemed to be given in relation to property related matters or agreements relating thereto.

     (e) The only Warranties given in respect of environmental matters are those contained in paragraph G of Schedule IV and none of the other Warranties shall be deemed to be given in relation to environmental matters.

10.  Employees and Pensions

10.1 Any historic liability in respect of the Employees' employment by the Seller or a member of the Seller's Group prior to the Completion Date and any liability in respect of the Employees arising as a result of or incurred by the Company by virtue of any previous business transfer (including without limitation any claim arising out of or in connection with any change in the terms of the Employees' employment following any previous business transfer (other than in relation to the terms of employment offered by the Company) or any failure to inform or consult the Employees or any other person or their respective representatives in respect of any previous business transfer) shall be the liability of the Seller.

10.2 The Seller agrees to indemnify and keep indemnified the Company and the Purchaser against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

     (a)  the liability referred to at 10.1;

     (b) any claim by any person other than an Employee relating to that person's employment with the Seller or the relevant member of the Seller's Group or the Company or the termination thereof, to the extent that the same relates to a period prior to the Completion Date.

10.3 If as a result of any previous business transfer, any contract of employment of a person other than an Employee is alleged or found to have effect as if originally made between such person and the Company, the Company shall inform the Seller in writing and may within 28 days after so informing the Seller terminate that contract forthwith and the Seller shall indemnify the Company and the Purchaser against all losses, costs, liabilities (including without limitation any redundancy payments, damages or compensation to the extent that the same are reasonably incurred), expenses, actions, proceedings, claims and demands arising out of or in connection with such termination and against any sums paid to or in relation to such person in respect of his or her employment by the Company from the date of the relevant transfer to the date of such termination.

10.4 The Purchaser shall procure that within one month following the Completion Date each of the Employees who is immediately before the Completion Date an active member of one of the Seller's Pension Schemes is offered membership of a pension scheme nominated by the Purchaser which is an approved personal pension scheme (the "Purchaser's Scheme") and which is capable of receiving all the accrued benefits of the Employees under the Seller's Pension Schemes (including any contracted-out rights) to which the Seller's Pension Scheme can make transfer payments without prejudicing the approval of the Seller's Pension Schemes.

10.5 The Seller shall within two months following the Completion Date use all reasonable endeavours to procure that each of the Employees who is a member of one of the Seller's Pension Schemes is invited to consent (in a form agreed with the Seller) within eight weeks following the invitation to a transfer of assets being made for such Employee from the relevant Seller's Pension Scheme to the Purchaser's Scheme. Such invitations to consent to transfer shall include reference to the fact that neither the Seller nor the Purchaser is authorised to give investment advice in connection with the transfer and that the responsibility for obtaining any such advice rests with the Employee concerned.

10.6 Subject to clauses 10.4 and 10.5 being duly performed, the Seller will use reasonable endeavours to ensure that the trustees of the relevant Seller's Pension Scheme transfer to the Purchaser's Pension Scheme an amount in respect of each Employee who consents to such transfer equal to the greater of the value of that Employee's accrued benefits based on a past service reserve method of calculation made in accordance with the April 2000 valuation assumptions applicable to the Chubb Pension Plan (for Chubb Pension Plan members) and the April 1998 valuation assumptions applicable to the Chubb Security Fund (for Chubb Security Fund members), calculated by an actuary appointed by the Seller as at the Completion Date or the unreduced cash equivalent determined in accordance with the Pension Schemes Act 1993 and regulations thereunder.

10.7 The Seller shall use all reasonable endeavours to ensure that prior to the Completion Date all of the Employees accept offers of employment with the Company, such offers to take effect no later than the Completion Date, on the terms contained in the standard employment contract in the agreed terms.

10A  Licence to store and maintain SMC Rack

10A.1 During the Licence Period, the Purchaser shall allow the Seller and any member of the Seller's Group to store within the Demised Premises the SMC Rack and the provisions of this clause 10A shall apply throughout the Licence Period.

10A.2 The Purchaser shall provide and shall pay for all electricity and other power supplies as may be required by the Seller and any member of the Seller's Group for the Seller's or any member of the Seller's Group's use, maintenance, removal, installation, replacement or renewal of the SMC Rack.

10A.3 The Purchaser shall not without the prior consent of the Seller or any member of the Seller's Group use, operate, relocate, remove, or in any way tamper with the SMC Rack.

10A.4 The Purchaser shall afford to the Seller and any member of the Seller's
     Group such rights of access to the Demised Premises and to the SMC Rack within the Demised Premises as may be required by the Seller or any member of the Seller's Group for the purposes of repairing, maintaining, removing, installing, replacing and renewing the SMC Rack, subject to the following provisions:

     (1) Save in the case of emergency, such access by the Seller or any member of the Seller's Group to the Demised Premises and to the SMC Rack (1) must be notified to the Purchaser at least 24 hours before the intended access takes place and (2) must take place on a Monday, Tuesday, Wednesday, Thursday or Friday of any week.

     (2) The Seller or any member of the Seller's Group shall exercise the aforementioned right of access in such a manner as to cause the least practicable inconvenience to the Purchaser.

     (3) The Seller or any member of the Seller's Group shall make good any damage caused to the Demised Premises by virtue of the taking of the aforementioned right of access.

10A.5 The Purchaser shall procure that its successors and assignees vest in the tenant's interest in the Lease shall be bound by the obligations and restrictions imposed upon the Purchaser in terms of this clause 10A and shall if the Seller or any member of the Seller's Group so requires, procure that its successors or assignees, as the case may be, enter into written undertakings to that effect direct with the Seller or any member of the Seller's Group.

10A.6 (a) If the lessor of the Lease validly requires, under a term of the Lease, the Company to remove the SMC Rack or cease to afford the access referred to in this clause 10A, the Company shall be entitled so to do on giving reasonable notice to the Seller.

     (b) The Purchaser agrees not to take any action or omit to do anything which may precipitate any request by the lessor contemplated by clause 10A.6(a), to notify the Seller immediately upon it or the Company becoming aware of any such request, and to take all such action and procure that the Company shall take all such action as the Seller may request to, at the Seller's expense, dispute and contest any such request.

10B  15 Wheeler Gate, Nottingham

10B.1 In respect of the Company's prior occupation of property at 15 Wheeler
     Gate, Nottingham NG1 2NA which is disclosed in Schedule Three of the Disclosure Letter, the Company is entitled to a refund of a deposit which is disclosed in Schedule Three, Supplemental Disclosure Documents, item 5 (the "Refund").

10B.2 The Seller shall be entitled to the Refund or such part of the Refund as may be provided by MWB Business Exchange Limited. For the avoidance of doubt, regardless of the date on which the Refund is provided by MWB Business Exchange Limited, the Purchaser shall not be entitled to the Refund and shall pay or procure to be paid to the Seller forthwith such part of the Refund which may be received by the Purchaser or the Company.

10D  VAT

10D.1 The parties acknowledge that the Company will before Completion make an application to be VAT registered (as a separately registered entity) under the Value Added Tax Act 1994.

10D.2 The parties agree that the Seller and/or the Guarantor and/or the advisers of the same (together with the Company) shall be responsible for the preparation and submission of the application referred to in 10D.1 above.

10D.3 The Purchaser hereby consents to the making of the application referred to in clause 10D.1 above and agrees to co-operate in the making of such application.

10D.4 The parties agree to procure that the Company makes all claims which it is able to make in accordance with Regulation 111 of the VAT Regulations 1995 (the "Regulations") in respect of supplies made to the Company before the date the Company was registered or required to be registered under the Value Added Tax Act 1994 ("VATA") or otherwise.

10D.5 The Purchaser agrees to procure that the Company shall not join any group for VAT purposes in accordance with section 43 VATA and that no application shall be made for the same until after the date on which the Company has made its first return (as referred to in Regulation 111(3) of the Regulations) as a separately registered entity under the VATA.

10D.6 The parties agree that:

          (i) new invoices (the "New Invoices") for supplies made to the Company by members of the Seller's Group before the date of this Agreement may be issued to the Company by the relevant members of the Seller's Group before Completion up to an amount exclusive of VAT of (pound)6.7 million; and

          (ii) the New Invoices will state the VAT charged on relevant supplies and the Company shall pay an amount in respect of such VAT to the relevant members of the Seller's Group if and to the extent the Company recovers by way of credit or repayment the VAT on such supplies as input tax.

10D.7 The parties agree that:

          (i) invoices (the "Future Invoices") for taxable supplies made to the Company by members of the Seller's Group after the date of this Agreement and before Completion may be issued to the Company before Completion by the relevant member of the Seller's Group; and

          (iii) the Future Invoices (including the VAT invoice to be issued in respect of the Recharged Expenditure) will state the VAT charged on the relevant supplies and the Company shall pay an amount in respect of such VAT to the relevant members of the Seller's Group if and to the extent the Company recovers by way of credit or repayment the VAT on such supplies as input tax.

10D.8 Payments in respect of VAT due under clauses 10D.6 and 10D.7 above shall be made by the Company on the third Business Day after the date of recovery by the Company as referred to in the relevant clauses and if the Company does not make such payment on such day, the amounts due shall carry interest from such date until the date of payment at the rate of three per cent above the base rate from time to time of Barclays Bank PLC.

10D.9 The Purchaser agrees that the Seller (together with its advisers) shall prepare all claims as are referred to in 10D.4 above and any correspondence associated therewith and agrees to procure that the Company shall submit the same or permit the same to be submitted on its behalf without alteration.

10D.10 The Purchaser agrees that the Seller (together with its advisers) shall have the conduct (at the Seller's expense) of any dispute with HM Customs & Excise in respect of whether the Company is entitled to be registered under the VATA and/or in respect of the time from which it is so entitled and/or in respect of the validity of any claims made pursuant to Regulation 111 of the Regulations as referred to above (such conduct including decisions as to whether to make any relevant appeals and the conduct of any such appeals).

11.  Confidentiality and announcements

11.1 In consideration of the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Seller agrees with the Purchaser that (save as may be required by law, and then only to the extent so required) it will use all reasonable endeavours to keep confidential (other than in accordance with clause 11.2) any confidential information in relation to the affairs or business of the Company.

11.2 Save for the publication of the announcements in the agreed terms, no announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of either of the parties without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by either Party (even in the absence of the other party's agreement) of any statement which may be required by law or called for by the requirements of the Stock Exchange, but then only to the extent so required.

12.  Further assurance and availability of information

12.1 The parties shall execute and deliver all such instruments and other documents and take all such actions as each may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

12.2 The Seller shall cause to be made available to the Purchaser all information in its possession or under its control which the Purchaser may from time to time reasonably require (after Completion) relating to the business and affairs of the Company and shall permit the Purchaser and its representatives on reasonable advance notice to have access to documents containing such information and to take copies thereof.

13.  Interest

     If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of three per cent per annum over the base lending rate of National Westminster Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

14.  Continuing obligations and assignment

14.1 Each of the obligations, warranties, representations, indemnities and undertakings accepted or given by the Seller or the Purchaser under this Agreement or any document referred to herein ("Obligations") shall continue in full force and effect notwithstanding Completion taking place and shall be binding on their respective successors.

14.2 The rights of each of the parties to this Agreement may be assigned only with the prior written consent of the other parties.

15.  Costs

     Each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

16.  Notices

16.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class addressed to that party at such address, or sent by facsimile transmission to a machine situated at such address and shall if:

     (a) personally delivered, be deemed to have been received at the time of delivery;

     (b) posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

     (c) sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;

     PROVIDED that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

16.2 For the purposes of this clause the authorised address of each party shall be the address set out at the heading of this Agreement or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

17.  Severability

17.1 If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

18.  Entire agreement and variation

18.1 This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

18.2 Each of the parties acknowledges and agrees that:

     (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

     (b) this clause 18.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

18.3 No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

19.  General provisions

19.1 Time shall be deemed to be of the essence in this Agreement.

19.2 For the avoidance of doubt the parties agree that the company cars used by the Employees have not been and will not be transferred to the Company by the Purchaser. Accordingly, from Completion, the Employees will cease to be entitled to use such cars.

19.3 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

19.4 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

19.5 The Purchaser shall have, absent fraud, no right whatsoever on or after the date of this Agreement to terminate or rescind this Agreement.

20.  Guarantee

20.1 In consideration of the Purchaser entering into this Agreement with the Seller, the Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser the full, prompt and complete performance by the Seller of all its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Seller to the Purchaser under or pursuant to this Agreement.

20.2 The guarantee contained in this clause is a continuing guarantee and shall remain in force until all the obligations of the Seller under this Agreement have been fully performed and all sums payable by the Seller have been fully paid. Save in respect of the Retention it is independent of every other security which the Purchaser may at any time hold for the obligations of the Seller under this Agreement.

20.3 The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor:

     (a) any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Seller or any other person;

     (b) any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against, the Seller or any other person; or

     (c) any legal limitation, disability, incapacity or other circumstance relating to the Seller or any other person;

     (d) any irregularity, unenforceability or invalidity of any obligations of the Seller under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Seller.

21.  Governing law and jurisdiction

21.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

21.2 The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

21.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced, (where consistent with the applicable court rules) may be served on them in accordance with clause 16.

As Witness the hands of the parties or their duly authorised representatives the day and year first above written.

                                   Schedule I

                                   The Company

A.   Chubb Information Security Limited

 1.   Registered number                3904130

 2.   Registered office                Pentagon House, Sir Frank Whittle Road,
                                       Derby DE21 4XA, United Kingdom

 3.   Date of incorporation            11 January 2000

 4.   Class of company                 Private, limited by shares

 5.   Authorised share capital         (pound)10,000,000

 6.   Issued share capital             (pound)6,730,000

 7.   Directors'/Shareholders' Loans   Nil

 8.   Directors                        1. Andrew Michael Burton
                                       2. Westminster Securities Limited
                                       3. Williams Management Services Limited

 9.   Secretary                        Robert Christopher Hill

10.   Accounting reference date        31 December

11.   Auditors                         PricewaterhouseCoopers

12.   Tax district and reference       Derby 2 - 2527478803045

13.   Members                          Williams Security Limited

14.   Mortgages and Charges            Nil

                                   Schedule II

                                  The Property

                               Leasehold Property

           Address                                        Lease Details
           -------                                        -------------

Former reservoir, Watley                          The Lease between Southern
Lane, Twyford, near                               Water Services Limited and
Winchester, Hampshire, all as                     Security Monitoring Centres
more particularly described                       Limited dated 24 December
in the Lease                                      1997 as amended by the
                                                  Licence to Assign and Deed of
                                                  Variation between Southern
                                                  Water Services Limited,
                                                  Security Monitoring Centres
                                                  Limited and the Company dated
                                                  20 February 2001

                                  Schedule III

                                    Employees

Andy Burton
Ian Stephens
David Matthews
Andy Cash
Paul Gardner
Mark Maciw
David Cutler
Richard Trevorah
Alison Prosser
Gordon May
Lorraine Scrivener
David Godley
Ed Parker
Chris Jaycock
Linda Hardy
Richard Everest
Brian Sparke
Deryk Ville
Randy Krzak
Angela Saville

                                   Schedule IV

                                   Warranties

In this Schedule "Encumbrance" includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement or other third party right.

A.   Preliminary

     The information set out in Schedule I is true and accurate in all material respects and so far as the Seller is aware there is no matter which renders any of such information untrue or misleading.

B.   The Accounts

B.1 The Accounts show a reasonably accurate view of the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared, but it is hereby acknowledged that they are summary management accounts and are not prepared on a statutory basis.

B.2 If a balance sheet for the Company were to be drawn up as at the Completion Date on the same basis as set out in the Warranty B.1 in respect of the Accounts, it would show (other than, for the avoidance of doubt, the Inter-Company Debt) no liabilities owing by the Company other than in relation to any matter in respect of which the Purchaser has given its consent pursuant to clause 5.

C.   Business since the Balance Sheet Date

C.1 Since the Balance Sheet Date the Company has in all material respects carried on its business in the ordinary and usual course, has in all material respects been properly managed and has complied, in all material respects, with all applicable laws and has maintained all material licences, consents and authorisations of any nature whatsoever (public or private) which are necessary to carry on the Business from time to time.

D.   Share Capital and constitution of the Company

D.1 The Register of Members of the Company contains complete and accurate records of its members.

D.2 There is no option, right of pre-emption, right or obligation to acquire, redeem or convert or Encumbrance on, over or affecting the share capital (whether issued or unissued and whether or not authorised capital) of the Company and neither has the Seller or the Company agreed to give or create any of the foregoing and, so far as the Seller is aware, no person has claimed to be entitled to any of the foregoing.

D.3 The copy of the Memorandum and Articles of Association set out in the Data Room Index as Volume 1, document 1.1 is up to date, true and complete and has annexed thereto a copy of every resolution, agreement or other document required to be annexed thereto pursuant to section 380 Companies Act 1985.

D.4  The Shares comprise all the shares in issue in the capital of the Company.

E.   Assets

E.1 The Company is the absolute owner of and is in actual possession of all the material assets used in the course of the Business with full right and power to sell the same in each case with full title guarantee. The Company has not created or agreed to create any Encumbrance over any material part of its undertaking or assets.

E.2 So far as the Seller is aware, no asset used in the course of the Business and hired, leased or rented by or obtained on hire-purchase by the Company has been or is liable to be retaken into possession by the owner thereof.

E.3 The Company owns all of the assets that comprise the fixed assets of the Company as set out in the Accounts including the assets set out in the fixed assets register set out in the Data Room Index as Volume 1, document 17.

E.4 No member of the Seller's Group has knowingly taken any action that would prejudice the ability of the Company to deduct expenses or losses incurred by the Company for the purposes of computing its liability to United Kingdom corporation tax at any time or to utilise capital allowances that, but for such action, would be available to the Company.

     For the avoidance of doubt, no warranty is given as to the availability to the Company of any expenses, losses or capital allowances for United Kingdom corporation tax purposes.

F.   Property

F.1 The Property comprises all of the land and premises owned, occupied or otherwise used by the Company. The particulars of the Property shown in
     Schedule II are true and correct.

F.2 The Company has not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed.

F.3  The Property is not subject to:

     (a) any matters which adversely affect to a material extent the proper use, occupation or enjoyment of the Property for the purpose for which it is now used and all matters which benefit the Property have where necessary been properly protected by registration; and

     (b) any outgoings other than the outgoings for which the Company is liable in terms of the Lease and the Company is not in arrears with any such outgoings.

F.4 No written notice has been received by the Company or, so far as the Seller is aware, any member of the Seller's Group in respect of the Company's or Security Monitoring Centre Limited's non-compliance with any agreement, covenant, restriction, applicable statutory and by-law requirement or other matter to which the Property is subject and in so far as the Seller is aware there are no claims or disputes or outstanding orders or notices affecting the Company's interest in the Property.

G.   Environmental/health and safety

G.1 So far as the Seller is aware, there have been no material breaches since 24 December 1997 by the Company or Security Monitoring Centres Limited of Environmental Laws and there are no matters whatsoever occurring since that date which have or are likely to give rise to any claims, actions, proceedings, expenses or liabilities against the Company arising under Environmental Laws concerning contamination or decontamination or other remediation of the Property or land adjoining the Property or Controlled Waters at or beneath the Property.

G.2 There are annexed to the Disclosure Letter complete copies of any environmental audit reports relating to the Property which are in the possession or control of the Seller or any member of the Seller's Group and were conducted in the last year.

H.   Commercial agreements and arrangements

H.1 The Seller has disclosed to the Purchaser in the Disclosure Letter all material contracts, commitments and obligations of and offers by the Company now outstanding or which will become capable of giving rise to a material contract by an order or acceptance by another party or parties.

H.2 Neither the Company nor, so far as the Seller is aware, any other party to any material agreement or arrangement with the Company is in default to any material extent thereunder. So far as the Seller is aware, there are no circumstances likely to give rise to such a default.

I.   Intellectual Property Rights

     General

I.1 The Company does not own any registered Intellectual Property or applications therefor.

I.2 So far as the Seller is aware, no Employee or employee of the relevant member of the Seller's Group or other person has claimed in writing any right, payment or compensation in respect of any Intellectual Property used in connection with the Business.

I.3 So far as the Seller is aware, the activities of the Business do not infringe the Intellectual Property owned by any third party and, so far as the Seller is aware, no third party is infringing any Intellectual Property used in the Business.

     Licences, etc

I.5 Save as specifically disclosed in the Disclosure Letter there are no subsisting material licences of Intellectual Property granted to or by any person carrying on the Business and no third party has applied for licences of right or compulsory licences in any jurisdiction.

J.   Information technology

J.1 Copies of all material licences, undertakings, settlements, consents, agreements and arrangements relating to the escrow, ownership, possession, maintenance and use of the hardware and software used in the Business have been provided to the Purchaser and, so far as the Seller is aware, no party to such licences, undertakings, settlements, consents, agreements and arrangements is in breach of such arrangements and no written claim regarding such breach has been received or made by the Company in the two years prior to the date hereof.

K.   Compliance and litigation

K.1 Save as claimant in proceedings for the collection of debts (not exceeding (pound)30,000 in the aggregate) arising in the ordinary course of its business, the Company is not now engaged in any litigation or arbitration proceedings, there are no litigation or arbitration proceedings pending or threatened by or against the Company, no injunction has been granted against the Company, the Company has given no undertaking to any court or to any third party arising out of any legal proceedings and there is no matter or fact in existence which might give rise to the same or form the basis of any criminal prosecution against the Company.

K.2 So far as the Seller is aware, no member of the Seller's Group is engaged in any proceedings (actual, pending or threatened) of the type referred to in K.1 in connection with its conduct of the Business or any part of it and there is no matter or fact in existence which might give rise to the same.

K.3 So far as the Seller is aware, no order has been made or petition presented or resolution passed for the appointment of an administrator or receiver in relation to the Company, or for its winding-up, nor has any distress, execution or other process been levied against the Company.

L.   Employees

L.1  Copies of:

     (a)  the service agreements of each of the Employees; and

     (b) the terms of all consultancy agreements with the Seller or the Seller's Group relating to the Business,

     have been disclosed.

L.2  There are no employees of the Company other than the Employees.

L.3 Neither the Company nor the Seller nor the relevant member of the Seller's Group is liable to make any payment to any Employee or former employee engaged in the Business by way of damages (whether for breach of contract or otherwise) or compensation for loss of office or employment or for redundancy, protective awards, wrongful dismissal or unfair dismissal or for failure to comply with any order for reinstatement or re-engagement (or similar rights of action under Canadian provincial or federal law) or for any other liability accruing from the termination of any contract of service or for services of any Employee or any employee or former employee of the Company, the Seller or a member of the Seller's Group who is or was engaged in the Business and the Employment Statutes have in all material respects been duly complied with by the Company in relation to its employees.

L.4 Neither the Company nor the Seller nor the relevant member of the Seller's Group is engaged or involved in any dispute arising out of, affected by or otherwise relating to the provisions of the Employment Statutes in relation to the Employees, and so far as the Seller is aware there are no circumstances which could give rise to any such dispute.

L.5 No trade union is recognised by the Company, the Seller or the relevant member of the Seller's Group in relation to the Employees for any purpose whatsoever.

M.   Pensions

M.1 The Company has no obligation (actual or contingent and whether legally enforceable or not) to provide or contribute to the provision of any pension or like benefit for or in respect of any of the Employees.

M.2 The Disclosure Letter contains an accurate description of the measures taken by and in relation to the Seller's Pension Schemes to comply with the requirement that men and women members thereof be subject to equal normal retirement ages and contains details of those of the Employees who are both members of the Seller's Pension Schemes and have past part-time service with the Seller's Group which was not pensionable because the Seller's Pension Scheme excluded part-time employees.

M.3 The Disclosure Letter contains a list of all of the Employees who are members of or have any rights to benefits under the Seller's Pension Schemes.

M.4 So far as the Seller is aware (which expression shall mean, for the purposes of Warranties M.4 and M.7 only, Roy Brown (Divisional Finance Director, Chubb plc) having made reasonable enquiries of Warwick Jones (Group Pensions Manager for the Seller's Group)), the Seller's Pension Schemes have at all times been operated in all material respects in accordance with their respective governing documentation and in all material respects in accordance with all applicable laws and regulatory requirements including, without limitation, the requirements of Article 141 of the EU Treaty of Rome relating to equal benefits and admission to membership.

M.5 Other than for the month current at the date of this Agreement, all amounts due to the trustees of the Seller's Pension Schemes in respect of any of the Employees have been paid.

M.6 Each of the Seller's Pension Schemes is approved as an exempt approved scheme within the meaning of Chapter I of Part XIV of ICTA 1988.

M.7 So far as the Seller is aware, there are no actions, claims or suits outstanding, pending or threatening against the trustees or administrators of the Seller's Pension Schemes in respect of any act, event or omission or other matter arising out of or in connection with the Seller's Pension Scheme or otherwise in relation to the provision of any relevant benefit in respect of any of the Employees.

                                   Schedule V

                            Form of deed of covenant

This Deed of Covenant is made the       day of    2001
                                  -----        --
Between:

(1) Chubb Plc a company registered in England and Wales under number 4034666 whose registered office is at Pentagon House, Sir Frank Whittle Road, Derby DE21 4XA (collectively, the "Covenantor");

(2) Chubb Information Security Limited a company registered in England and Wales under number 3904130 whose registered office is at Pentagon House, Sir Frank Whittle Road, Derby DE21 4XA (the "Company"); and

(3) Baltimore Technologies plc a company registered in England and Wales under number 2643615 whose registered office is at The Square, Basing View, Basingstoke, Hampshire RG21 4EG (the "Purchaser").

Whereas:

Pursuant to the provisions of an Agreement dated o March 2001 between amongst others the Covenantor and the Purchaser, (the "Sale Agreement") the Purchaser has agreed to acquire the entire issued share capital of the Company and the Covenantor has agreed to enter into this Deed.

Operative terms:

1.   Interpretation

1.1 In this Deed unless the context or subject matter otherwise requires, expressions defined in the Sale Agreement shall have the same meanings and in addition the following expressions shall have the following meanings:

     "Listed Territories" has the meaning ascribed to it in the Trade Mark Licence Agreement;

     "Restricted Business" the business as described in the Sale Agreement under the definition "Business";

     "Restricted Area" the world;

     "Restricted Period" the period from the date of the Trade Mark Licence Agreement to 31 December 2006; and

     "Trade Mark Licence Agreement" the trade mark licence agreement as defined in the Sale Agreement.

1.2 The provisions of clauses 1.2 to 1.4 (inclusive) of the Sale Agreement shall apply in this Deed (with the necessary modifications) as if repeated in this Deed and set out in full herein.

2.   Covenants

2.1 Subject to clause 2.5 the Covenantor hereby undertakes to the Company that it will not either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for his own benefit or that of others:

     (a) at any time during the Restricted Period engage in or carry on or be interested in any Restricted Business within the Restricted Area in competition with the Company and/or the Purchaser (other than as a holder for investment of no more than 15 per cent of any class of shares or securities dealt in on a recognised stock exchange); or

     (b) at any time during the Restricted Period canvass or solicit or accept orders for the supply of any services substantially similar to or otherwise competing with those supplied in the normal course of the Restricted Business from any person who has been a customer of the Company during the 12 months preceding the Completion Date, or induce or seek to induce any such person to cease being a customer of the Company; or

     (c) at any time during the Restricted Period do anything knowingly to assist any competitor of the Company in any material way in carrying on or developing any Restricted Business in the Restricted Area; or

     (d) at any time during the period expiring two years after Completion actively solicit any employee earning in excess of (pound)50,000 of the Company (an "Employee") to leave the employment of the Company, whether or not such Employee would by reason of so leaving commit a breach of his contract of employment, except in any such case where such Employee responds to a public advertisement.

2.2 Nothing in this Deed shall prevent or restrict the Covenantor or any of its subsidiary undertakings from time to time from acquiring any person or a business (a "Target") whose business includes a business (or businesses) (the "Competing Business") which competes with the Restricted Business, provided that the Competing Business is not a material part of the business of the Target. For the purposes of clauses 2.2 and 2.3, the Competing Business shall only be deemed "material" if the Competing Business contributed more than 30% of the total revenues of the Target, by reference to the most recent published accounts (or, if there are none, the management accounts).

2.3 If the Competing Business of a Target is material, then the Covenantor (or any of its subsidiary undertakings from time to time) may nevertheless make the acquisition but undertakes promptly after completion of the acquisition to notify the Purchaser in writing of this fact and to:

     (a) offer the Purchaser the first right of refusal to acquire the Competing Business and if such offer is not accepted,

     (b) dispose or cease the operation of the Competing Business within six months of the date when the Purchaser notifies the Covenantor in writing that it does not wish to acquire the Competing Business offered pursuant to clause 2.3(a) above. At the end of this period, the exemption in clause 2.2 shall cease to apply.

2.4 If by the third anniversary of this Deed the Company has not made use of the "Chubb" mark in a country which is included in the Listed Territories then the Covenantor may at any time thereafter notify the Purchaser that the covenant pursuant to clause 2.1 shall cease to apply in some or all of the countries in the Listed Territories in which no use of the "Chubb" mark has been made.

2.5 Each of the covenants contained in clause 2 is entirely separate and severable and enforceable accordingly. Each of such covenants is considered fair and reasonable in all the circumstances by the parties but in the event that any such restriction shall be found to be void or ineffective but would be valid and effective if some part thereof were deleted or the duration or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

3.   Assignment

     The rights of each of the parties to this Deed may be assigned only with the prior written consent of the other parties.

4.   General provisions

     The following provisions of the Sale Agreement shall apply to this Deed as if the same had been set out herein in full save that references therein to the Seller, its address and the Agreement respectively shall be construed as references to the Covenantor, its address specified in this Deed and this Deed:

     (a)   clause 16   Notices

     (b)   clause 17   Severability

     (c)   clause 18   Entire Agreement and Variations

     (d)   clause 19   General provisions

     (e)   clause 21   Governing law.

In witness whereof this Deed has been entered into the day and year first before written.

EXECUTED as a deed by the             )
affixing of the Common Seal           )
of Chubb Information Security Limited )
in the presence of:                   )


                                      Director


                                      Director/Secretary


EXECUTED as a deed by the             )
affixing of the Common Seal           )
of Chubb plc                          )
in the presence of:                   )


                                      Director


                                      Director/Secretary


EXECUTED as a deed by the             )
affixing of the Common Seal           )
of Baltimore Technologies plc         )
in the presence of:                   )


                                      Director


                                      Director/Secretary

Signed by Roy F. Brown                ) "Roy F. Brown"
for and on behalf of                  )
Williams Security Limited             )


Signed by Roy F. Brown                ) "Roy F. Brown"
for and on behalf of                  )
Chubb plc                             )


Signed by Simon Enoch                 ) "Simon Enoch"
for and on behalf of                  )
Baltimore Technologies plc            )